UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2010

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware		73-1564280
(State or other jurisdiction of incorporation or organization)	Commission File No.: 0-26823	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 29, 2010, Alliance Resource Partners, L.P.’s (the “Partnership”) wholly-owned subsidiary Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”) entered into a Term Loan Agreement (the “Term Loan Agreement”) with various financial institutions for a term loan (the “Loan”) in an aggregate principal amount of $300 million.

The Loan bears interest at a variable rate plus an applicable margin. The variable rate fluctuates depending upon whether the Partnership elects the Loan (or a portion thereof) to bear interest on the Base Rate or the Eurodollar Rate.

The applicable margin is determined by reference to the Consolidated Debt to Consolidated Cash Flow Ratio as set forth below:

Consolidated Debt to Consolidated Cash Flow Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I 1.50:1.0 or greater	1.250%	2.250%
Level II 1.00:1.0 or greater, but less than 1.50:1.0	1.000%	2.000%
Level III 0.50:1.0 or greater, but less than 1.00:1.0	0.500%	1.500%
Level IV less than 0.50:1.0	0.000%	1.000%

Interest on the Loan is payable quarterly with principal due as follows: $15.00 million due per quarter in 2013, $18.75 million due per quarter in 2014 through September 30, 2015 and the balance of $108.75 million due on December 31, 2015. The Intermediate Partnership has the option to prepay the Loan at any time in whole or in part subject to terms and conditions described in the Term Loan Agreement. Upon a “change of control” (as defined in the Term Loan Agreement), the unpaid principal amount of the loan, all interest thereon and all other amounts payable under the Term Loan Agreement will become due and payable.

The Term Loan Agreement requires the Intermediate Partnership and its subsidiaries to maintain various covenants restricting, among other things, the amount of distributions by the Intermediate Partnership, the incurrence of additional indebtedness and liens, the sale of assets, the making of investments, the entry into mergers and consolidations and the entry into transactions with affiliates, in each case subject to various exceptions. The Term Loan Agreement also requires the Intermediate Partnership to remain in control of a certain amount of mineable coal reserves relative to its annual production. In addition, the Term Loan Agreement requires the Intermediate Partnership to maintain (i) a minimum debt to cash flow ratio of not more than 3.0 to 1.0 and (ii) a ratio of cash flow to interest expense of not less than 4.0 to 1.0, in each case, during the four most recently ended fiscal quarters.

The Term Loan Agreement contains customary provisions regarding events of default which, if not cured within applicable grace periods, would permit the lenders to declare the Loan immediately due and, including but not limited to failure to make timely payments of principal or interest or the failure to comply with covenants or representations in the Term Loan Agreement.

Each of the subsidiaries of the Intermediate Partnership is a guarantor of the Term Loan Agreement under a Subsidiary Guaranty Agreement, dated as of December 29, 2010 (the “Subsidiary Guaranty”). Under the Subsidiary Guaranty, each such subsidiary has unconditionally guaranteed payments due under the Term Loan Agreement, including certain other additional expenses that may be incurred. Any new subsidiaries may in the future become parties to the Subsidiary Guaranty.

The net proceeds of the Loan will be used for the general corporate, business or working capital purposes of the Intermediate Partnership and its subsidiaries, including, without limitation, (a) for capital expenditures and acquisitions (including mineral reserve acquisitions), and (b) for cash distributions to the Partnership to be used by the Partnership for any business or corporate purpose deemed appropriate by the Partnership (or its managing general partner).

A copy of the Term Loan Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

The information set forth in Item 1.01 above regarding the Term Loan Agreement is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Term Loan Agreement, dated as of December 29, 2010, by and among Alliance Resource Operating Partners, L.P., various lenders, Citibank, N.A. as Administrative Agent and Citigroup Global Markets Inc. as the Sole Lead Arranger and Sole Bookrunner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC, its managing general partner

By:	/S/ JOSEPH W. CRAFT III
Joseph W. Craft III
President and Chief Executive Officer

Date: January 3, 2011

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